#014 Putnam High Yield Trust
02/29/08

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the period ended February 29, 2008 Putnam Management has assumed $3,494 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters (including those described in Note 10).



72DD1 (000s omitted)

Class A	 	  $57,635
Class B		    5,901
Class C		    1,582

72DD2 (000s omitted)

Class M		     $561
Class R		       44
Class Y		    8,706

73A1

Class A		$0.294
Class B		 0.264
Class C	      0.264

73A2

Class M 		$0.282
Class R		 0.285
Class Y		 0.305

74U1 (000s omitted)

Class A		 189,854
Class B		  20,009
Class C		   5,546

74U2 (000s omitted)

Class M		  1,915
Class R		    159
Class Y		 28,755


74V1

Class A		$7.41
Class B		 7.38
Class C		 7.37

74V2

Class M		$7.42
Class R		 7.36
Class Y		 7.35


Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.